UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TWITTER, INC.

(Name of Registrant as Specified In Its Charter)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

In connection with the pending acquisition of Twitter, Inc. (“Twitter”) by an affiliate of Elon Musk, Sean Edgett, Twitter’s General Counsel, sent the following email to Twitter employees:

Team,

Today, we filed a definitive proxy statement in connection with the Special Meeting of Stockholders to approve the proposed acquisition of Twitter by affiliates of Elon Musk. The Twitter Board of Directors recommends that stockholders vote in favor of the transaction (“FOR”).

The meeting is scheduled for September 13, 2022 at 10am PT. Anyone who owns TWTR stock (including Tweeps) as of July 22, 2022 is entitled to vote prior to or during the meeting.

What’s next?

Each stockholder will receive voting materials in the very near future. Please keep an eye on your email (if you had previously consented to email delivery) or on your mailbox. In the next several days, we will also circulate specific instructions for those of you who hold your shares at Schwab. Once Schwab confirms its voting platform is live, you will have another voting option by being able to log in through your Schwab account. We encourage you to vote as early as possible.

We have asked Innisfree, our proxy solicitor, to work with us to ensure our shareholders are educated about this important proposal, so you will likely receive more communications from them over the coming weeks via email, phone call and traditional mail. If you have any questions, please call Innisfree at +1 (877) 750-8338 (US/Canada) or +1 (412) 232-3651 (all other countries).

Thank you,

Sean